08-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION EARNINGS FROM CONTINUING OPERATIONS UP 26% AFTER ADJUSTMENTS

•  2007 Annual EPS of $1.75
•  2008 EPS guidance between $1.80 and $1.90

HOUSTON, February 29, 2008 – Southern Union Company (NYSE: SUG) today reported net earnings from continuing operations for the year ended December 31, 2007 of $228.7 million ($1.75 per fully diluted share) compared with $217.1 million ($1.70 per share) in the prior year.  Excluding select one-time and non-recurring items, net earnings available for common stockholders from continuing operations would have been $205.6 million ($1.70 per share) for the current period compared to $163.8 million ($1.40 per share) in the prior period, an increase of 26%.

	Year ended December 31,
	2007	2007	2006	2006
($000s, except per share amounts)	As reported	Adjusted	As reported	Adjusted
Operating revenue	$2,616,665	$2,616,665	$2,340,144	$2,340,144
After-tax adjustment for selected items	$-	$(5,712)	$-	$(35,904)
Earnings from continuing operations	$228,711	$222,999	$217,083	$181,179
Preferred stock dividends	$(17,365)	$(17,365)	$(17,365)	$(17,365)
Net earnings available for common stockholders
from continuing operations	$211,346	$205,634	$199,718	$163,814
Net earnings available for common stockhoders
from continuing operations per share	$1.75	$1.70	$1.70	$1.40

Selected items in 2007 consist of a $7.5 million gain resulting from the settlement of litigation at Citrus Trading, a $7.6 million gain resulting from the settlement of the related recorded liability, a $6.9 million write-down in the carrying value of the company’s Scranton office and a $2.5 million decrease in income tax expense associated with the selected items.

Selected items in 2006 included a $74.8 million book gain resulting from the company’s exchange of its ownership interest in Transwestern Pipeline Company for increased ownership in Citrus Corp., offset by $14.2 million of non-recurring transaction related bonuses paid to executive management, $6.5 million related to the write-down in carrying value of the company’s Scranton office and an $18.2 million increase in income taxes associated with the tax impact of the selected items.

Earnings from discontinued operations in 2006 relate to the sales of the company’s Pennsylvania and Rhode Island natural gas distribution assets, which closed on August 24, 2006.

Net operating revenue, calculated as revenue less cost of gas and other energy and revenue related taxes, increased $167 million or 18%, to $1.1 billion from $928 million in the prior year.

For the year ended December 31, 2007, Southern Union reported adjusted earnings before interest and taxes from continuing operations (“EBIT”), excluding the aforementioned selected items, of $518.9 million for the current period compared to $482.3 million in the prior period, representing an increase of 7.6%.

The increase in operating results was primarily attributable to growth in Southern Union’s transportation and storage segment and increased contributions from the distribution segment as a result of successful rate increase requests.  The transportation and storage segment recorded adjusted EBIT of $375.9 million compared to $342.7 million in 2006, representing an increase of 9.7%.  The company’s gathering and processing segment, Southern Union Gas Services, recorded EBIT of $65.4 million for 2007 compared to $62.6 million for the ten months ended December 31, 2006.  The EBIT contribution from the distribution segment increased 68.5% to $70.6 million, up from $41.9 million in 2006.

Key Factors Impacting 2007 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted adjusted EBIT of $375.9 million, compared with $342.7 million in the prior year.  The $33.2 million increase was attributable to a $15.6 million increase at Panhandle Energy, primarily a result of higher transportation, storage and LNG terminalling revenue, offset partially by higher operating expenses, and a $17.6 million increase in equity earnings primarily due to the company’s increased ownership in Citrus Corp., parent company of Florida Gas Transmission.

•
The gathering and processing segment reported EBIT of $65.4 million compared with $62.6 million for the ten months ended December 31, 2006.  Gross margin for the period improved by $38.6 million primarily due to higher realized natural gas and natural gas liquids prices and the realization of operating results for a full twelve-month period in 2007 versus only ten months in 2006, offset by an increase in operating expenses of $23.1 million and depreciation of $12.2 million due to generally higher operating expenses industry-wide and the effect of the full twelve-month period in 2007 versus only ten months in 2006.

•
EBIT for the company’s ongoing distribution segment (predominantly Missouri Gas Energy) increased $28.7 million to $70.6 million.  The increase was due primarily to an increase in net operating revenues of $47.5 million, largely a result of Missouri Gas Energy’s successful rate case resulting in a $27.2 million increase in annual base revenues, including a change in the company’s residential customer class rate structure to a straight-fixed variable rate design.  The straight fixed-variable rate design mitigates the impact of weather and conservation on earnings and cash flows and normalizes margin throughout the year.  Consumption volumes and heating degree days also increased during the period by 13.8% and 14%, respectively.  Operating expenses increased by $18.6 million for the period, largely due to a $7.1 million increase in pension expense associated with the rate case, an increase of $5.5 million in labor expense and an increase of $4.5 million in general expense.

•
Interest expense decreased $6.9 million to $203.1 million for the year.  The decrease was primarily due to the inclusion of $49.2 million of interest expense and $7.8 million of debt amortization cost in the prior year related to the company’s $1.6 billion bridge loan facility used to finance the Sid Richardson Energy Services acquisition in March 2006.  The company repaid the bridge loan using proceeds from its local distribution company asset sales in August 2006 and the issuance of $600 million of its 7.2% fixed/floating rate junior subordinated notes in October 2006.  Increases to interest expense for the period included $34.9 million related to the aforementioned junior subordinated notes and $20.6 million related to higher debt balances at Panhandle Energy.

•
Corporate and Other reported EBIT of $.2 million compared with $14.3 million in the prior year.  The decrease was due primarily to a $37.2 million mark-to-market gain on put options for the pre-acquisition period associated with the March 1, 2006 acquisition of Sid Richardson Energy Services and the negative impact of $12.8 million of non-recurring transaction related bonuses paid to executive management in 2006.

2008 Earnings Guidance

Southern Union expects 2008 net earnings to be in the range of $1.80 to $1.90 per fully diluted share.

Annual Report on Form 10-K

Southern Union will provide additional information about its 2007 results in its annual report on Form 10-K expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern time to discuss annual results, recent events and outlook.  To access the call, dial 888-679-8035 (international callers dial 617-213-4848) and enter the passcode 98434355.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 66746396.

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please click Pre-register (control + click on the link) and enter the registration key PDLLTUHAG or enter the following URL www.theconferencingservice.com/prereg/key.process and use the same registration key.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com, through Thomson/CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in Thomson/CCBN’s individual investor network.  Institutional investors may access the call via Thomson/CCBN’s password-protected event management site – StreetEvents at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth certain select financial information for the Company for the years ended December 31, 2007, 2006 and 2005.

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)
Operating revenues	$2,616,665	$2,340,144	$1,266,882

Operating expenses:
Cost of gas and other energy	1,483,715	1,377,147	529,450
Revenue-related taxes	38,584	35,281	40,080
Operating, maintenance and general	444,408	381,844	302,025
Depreciation and amortization	177,999	152,103	92,562
Taxes, other than on income and revenues	44,874	38,684	33,648
Total operating expenses	2,189,580	1,985,059	997,765

Operating income	427,085	355,085	269,117

Other income (expenses):
Interest expense	(203,146)	(210,043)	(128,470)
Earnings from unconsolidated investments	100,914	141,370	70,742
Other, net	(883)	39,918	(8,241)
Total other expenses, net	(103,115)	(28,755)	(65,969)

Earnings from continuing operations before income taxes	323,970	326,330	203,148

Federal and state income taxes	95,259	109,247	50,052

Earnings from continuing operations	228,711	217,083	153,096

Discontinued operations:
Loss from discontinued operations before
income taxes	-	(2,369)	(111,588)
Federal and state income taxes	-	150,583	20,825
Loss from discontinued operations	-	(152,952)	(132,413)

Net earnings	228,711	64,131	20,683

Preferred stock dividends	(17,365)	(17,365)	(17,365)

Net earnings available for common stockholders	$211,346	$46,766	$3,318

Net earnings available for common stockholders
from continuing operations per share:
Basic	$1.76	$1.74	$1.24
Diluted	$1.75	$1.70	$1.20

Net earnings available for common stockholders per
share:
Basic	$1.76	$0.41	$0.03
Diluted	$1.75	$0.40	$0.03
Cash dividends declared on common stock per share:	$0.45	$0.40	N/A

Weighted average shares outstanding:
Basic	119,930	114,787	109,395
Diluted	120,674	117,344	112,794

Select Financial Information Continued

The following table sets forth certain select financial information for the Company’s segments and a reconciliation of EBIT to net earnings for the years ended December 31, 2007, 2006 and 2005.

	Year Ended December 31,
Segment Data	2007	2006	2005
	(In thousands)
Operating revenues from external customers:
Transportation and Storage	$658,446	$577,182	$505,233
Gathering and Processing	1,221,747	1,090,216	-
Distribution	732,109	668,721	752,699
Total segment operating revenues	2,612,302	2,336,119	1,257,932
Corporate and other	4,363	4,025	8,950
	$2,616,665	$2,340,144	$1,266,882

Depreciation and amortization:
Transportation and Storage	$85,641	$72,724	$62,171
Gathering and Processing	59,560	47,321	-
Distribution	30,251	30,353	29,447
Total segment depreciation and amortization	175,452	150,398	91,618
Corporate and other	2,547	1,705	944
	$177,999	$152,103	$92,562

Earnings (loss) from unconsolidated investments:
Transportation and Storage	$99,222	$141,310	$70,618
Gathering and Processing	1,300	(188)	-
Corporate and other	392	248	124
	$100,914	$141,370	$70,742

Other income (expense), net:
Transportation and Storage	$1,604	$3,354	$571
Gathering and Processing	140	1,571	-
Distribution	(1,902)	(2,130)	(2,598)
Total segment other income (expense), net	(158)	2,795	(2,027)
Corporate and other	(725)	37,123	(6,214)
	$(883)	$39,918	$(8,241)

Segment performance:
Transportation and Storage EBIT	$391,029	$417,536	$281,344
Gathering and Processing EBIT	65,368	62,630	-
Distribution EBIT	70,568	41,883	61,698
Total segment EBIT	526,965	522,049	343,042
Corporate and other	151	14,324	(11,424)
Interest expense	203,146	210,043	128,470
Federal and state income taxes	95,259	109,247	50,052
Earnings from continuing operations	228,711	217,083	153,096
Loss from discontinued operations before
income taxes	-	(2,369)	(111,588)
Federal and state income taxes	-	150,583	20,825
Loss from discontinued operations	-	(152,952)	(132,413)
Net earnings	228,711	64,131	20,683
Preferred stock dividends	17,365	17,365	17,365
Net earnings available for common stockholders	$211,346	$46,766	$3,318

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings (loss) available for common shareholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock.  EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies.  Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Select Financial Information Continued

The following table sets forth certain select financial information for the Company as of and for the years ended December 31, 2007 and 2006.

	December 31,
	2007	2006
	(In thousands of dollars)
Total assets	$7,397,913	$6,782,790
Long Term Debt	2,960,326	2,689,656
Short term debt and notes payable	557,680	561,011
Preferred stock	230,000	230,000
Common equity	1,975,806	1,820,408
Total capitalization	5,723,812	5,301,075

	Year ended December 31,
	2007	2006
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$470,408	$458,805
Changes in working capital	(46,232)	65,226
Net cash flow provided by operating activities
before changes in working capital	516,640	393,579
Net cash flow used in investing activities	(666,604)	(806,804)
Net cash flow provided by financing activities	196,135	336,812

Select Financial Information Continued

The following table sets forth a reconciliation of EBIT to Adjusted EBIT for the company for the years ended December 31, 2007 and 2006.

	Year ended December 31,
	2007	2006
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$527,116	$536,373
Adjustments:
Citrus litigation settlement	(7,500)	-
Recorded liability settlement	(7,600)	-
Transwestern Pipeline ownership exchange gain	-	(74,800)
Write-down in carrying value of Scranton facility	6,900	6,500
Non-recurring transaction related bonuses	-	14,200
Adjusted EBIT	$518,916	$482,273

Transportation & storage segment:
Reported EBIT	$391,029	$417,536
Adjustments:
Citrus litigation settlement	(7,500)	-
Recorded liability settlement	(7,600)	-
Transwestern Pipeline ownership exchange gain	-	(74,800)
Adjusted EBIT	$375,929	$342,736